                                                                  Execution Copy
                                                              VA - GECLANY/UFLIC


================================================================================


                              REINSURANCE AGREEMENT

                                     between

                  GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                                       and

                      UNION FIDELITY LIFE INSURANCE COMPANY

                           Dated as of April 15, 2004


================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I         DEFINITIONS................................................  1

ARTICLE II        COVERAGE...................................................  6

ARTICLE III       ADMINISTRATION; GENERAL PROVISIONS.........................  7

ARTICLE IV        GENERAL ACCOUNT ASSET TRANSFER; CEDING COMMISSION; INITIAL
                  MODCO RESERVE ADJUSTMENT................................... 11

ARTICLE V         EXPENSE ALLOWANCES......................................... 12

ARTICLE VI        ACCOUNTING AND SETTLEMENT; MODCO ADJUSTMENT................ 13

ARTICLE VII       DURATION AND TERMINATION................................... 15

ARTICLE VIII      INSOLVENCY................................................. 15

ARTICLE IX        CREDIT FOR REINSURANCE..................................... 16

ARTICLE X         REINSURANCE SECURITY....................................... 16

ARTICLE XI        DEFERRED ACQUISITION COSTS................................. 18

ARTICLE XII       DISPUTE RESOLUTION......................................... 19

ARTICLE XIII      MISCELLANEOUS PROVISIONS................................... 21


SCHEDULES
---------

SCHEDULE A   -    POLICY FORMS
SCHEDULE B   -    SEPARATE ACCOUNTS
SCHEDULE C   -    FORM OF ADMINISTRATIVE SERVICES AGREEMENT
SCHEDULE D   -    CEDING COMMISSION
SCHEDULE E   -    ASSETS
SCHEDULE F   -    EXPENSE ALLOWANCES
SCHEDULE G   -    Part I - INITIAL REPORT
SCHEDULE G   -    Part II - DAILY SETTLEMENT REPORT
SCHEDULE G   -    Part III - MONTHLY SETTLEMENT REPORT
SCHEDULE G   -    Part IV - QUARTERLY SETTLEMENT REPORT
SCHEDULE G   -    Part V - ANNUAL REPORT
SCHEDULE H   -    FORM OF TRUST AGREEMENT
SCHEDULE I   -    ELIGIBLE SECURITIES
SCHEDULE J   -    COMMISSIONS

                              REINSURANCE AGREEMENT
                              ---------------------

     This Reinsurance Agreement, dated as of April 15, 2004 (this "Agreement"), is made and entered into by and between GE Capital Life Assurance Company of New York, an insurance company organized under the laws of the State of New York (the "Company"), and Union Fidelity Life Insurance Company, an insurance company organized under the laws of the State of Illinois (the "Reinsurer"). Defined terms used herein are defined below.

     The Company and the Reinsurer mutually agree to reinsure the risks described in this Agreement under the terms and conditions stated herein. This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement. The Company shall be and shall remain the only party hereunder that is liable to any insured, Contractholder, policyholder, claimant or beneficiary under any insurance policy or contract reinsured hereunder.

     This Agreement is entered into in connection with an intercompany reorganization among the Company, the Reinsurer and certain of their Affiliates.


                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

     1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

     "Affiliate" means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     "Agreement" shall have the meaning specified in the first paragraph of this Agreement.

     "Annual Report" shall have the meaning specified in Section 6.6.

     "Applicable Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any of such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

     "Assets" shall have the meaning specified in Section 4.4(a).

     "Assignment Letter Agreement" means the letter agreement dated the date hereof among General Electric Capital Corporation, a Delaware corporation, the Reinsurer, the Company and certain affiliates of the Company relating to the assignment by General Electric Capital Corporation of the Capital Maintenance Agreement.

     "Business Day" means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed for trading.

     "Capital Maintenance Agreement" means the Capital Maintenance Agreement between General Electric Capital Corporation, a Delaware corporation, and the Reinsurer.

     "Ceded Reinsurance" means all reinsurance ceded by the Company pursuant to contracts, binders, certificates, treaties or other evidence of reinsurance relating to the Reinsured Risks in effect on or prior to the Inception Date, except the reinsurance provided pursuant to this Agreement.

     "Ceded Reinsurance Agreements" means all of the contracts, binders, certificates, treaties or other evidence for Ceded Reinsurance.

     "Ceding Commission" shall have the meaning specified in Section 4.2.

     "Closing Date" means April 15, 2004.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commutation" means, with respect to any portion of the Ceded Reinsurance, a commutation or other similar transaction that results in the termination of such Ceded Reinsurance with respect to the Reinsured Contracts.

     "Company Account" shall have the meaning specified in Section 10.1(e).

     "Contractholder" shall mean the holder of any Reinsured Contract.

     "CPR" shall have the meaning specified in Section 12.3.

     "CPR Arbitration Rules" shall have the meaning specified in Section
12.4(a).

     "Daily Settlement Account" shall have the meaning specified in Section 6.2(a).

     "Daily Settlement Amount" means, with respect to a particular Business Day, the results of the calculation set forth on Schedule G - Part II for such day.

     "Daily Settlement Report" shall have the meaning specified in Section
6.2(b).

     "Dispute" shall have the meaning specified in Section 12.1(a).

     "Eligible Securities" shall have the meaning specified in Section 10.1(c).

     "Expense Allowance" shall have the meaning specified in Section 5.1.

     "Extra Contractual Liabilities" means all liabilities for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of the Reinsured Contracts, including liability arising out of or relating to any alleged or actual acts, errors or omissions by the Company or its agents, whether intentional or otherwise, with respect to any of the Reinsured Contracts, including (A) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under Reinsured Contracts, or (B) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of any of the Reinsured Contracts.

     "Force Majeure" shall have the meaning specified in Section 3.10(b)(iii).

     "Funding Requirement" shall have the meaning specified in Section 10.1(e).

     "GAAP" means U.S. generally accepted accounting principles consistently applied.

     "General Account Liabilities" means all net retained general account insurance liabilities and obligations arising under the Reinsured Contracts, including, without limitation (i) benefits, surrender amounts and other amounts payable to Contractholders under the terms of the Reinsured Contracts, (ii) premium taxes due in respect of premiums and other consideration paid on or after the Inception Date with respect to the Reinsured Contracts, (iii) Insolvency Fund or other premium based assessments, net of any premium tax credits of the Company arising out of any such assessments, based on premiums and other consideration paid on or after the Inception Date with respect to the Reinsured Contracts, (iv) all amounts payable on or after the Inception Date for returns or refunds of premiums under the Reinsured Contracts, (v) all liability for commission payments and other fees or compensation payable with respect to the Reinsured Contracts in respect of premiums and other consideration paid on or after the Inception Date and (vi) all Extra Contractual Liabilities resulting from actions of the Company or its agents to the extent reinsurance of such liabilities is permitted by state law; but in all cases excluding: (w) the Separate Account Liabilities; (x) Post-Inception Date Extra Contractual Liabilities; (y) any general account liabilities which relate to (A) amounts transferred from the Separate Accounts to the general account of the Company pending distribution to holders of the Reinsured Contracts, and (B) amounts held in the general account of the Company pending transfer to the Separate Accounts; and (z) compensation agreements, arrangements and practices (A) that exceed the broker commission rates as shown for each product on Schedule J, (B) that exceed the wholesale expense rates as shown for each product on Schedule J, (C) that exceed the firm marketing related expense reimbursement rates as shown for each firm on Schedule J, (D) that exceed the marketing allowance as shown on Schedule J, or (E) that result from changes to compensation plans for any sales organization on or after the Inception Date, unless otherwise agreed to in writing by the Reinsurer or to the extent such excess costs are offset by an increase in the fund company administrative expense service share referred to in Schedule F.

     "General Account Reserves" means the general account statutory reserves of the Company (without regard to the transactions contemplated by this Agreement) with respect to the General Account Liabilities determined pursuant to SAP, as such reserves would have been included in lines 1 and 13 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (2003 Format).

     "Governmental Authority" means any foreign or national government, any state or other political subdivision thereof or any self regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Inception Date" shall have the meaning specified in Section
2.1(a).

     "Initial MODCO Reserve Adjustment" means the amount specified in Section
4.3.

     "Initial Notice" shall have the meaning specified in Section 12.2.

     "Initial Reinsurance Premium" shall have the meaning specified in Section 4.1(a).

     "Initial Report" shall have the meaning specified in Section 6.1.

     "Insolvency Fund" means any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or reinsurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

     "Monthly Accounting Period" means each calendar month, except that the last Monthly Accounting Period shall be the period commencing with the first day of the calendar month in which the Termination Date falls and ending with the Termination Date.

     "Monthly Settlement" shall have the meaning specified in Section 4.4(a).

     "Monthly Settlement Report" shall have the meaning specified in Section
6.3.

     "NAIC" means the National Association of Insurance Commissioners.

     "Non-Guaranteed Elements" shall have the meaning specified in Section 3.3.

     "Person" means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

     "Post-Inception Date Extra Contractual Liabilities" means Extra Contractual Liabilities attributable to the conduct of the Company on or after the Inception Date in connection with the Company's administration of the Reinsured Contracts, other than actions taken by the Company at the written request or direction of the Reinsurer or in connection with the Company's marketing activities with respect to the Reinsured Contracts.

     "Quarterly Accounting Period" means each calendar quarter, except that the last Quarterly Accounting Period shall be the period commencing with the first day of the calendar quarter in which the Termination Date falls and ending with the Termination Date.

     "Quarterly Accounting Period MODCO Adjustment" shall have the meaning set forth in Section 6.7.

     "Quarterly Settlement" shall have the meaning specified in Section 4.4(a).

     "Quarterly Settlement Report" shall have the meaning specified in Section 6.4.

     "RBC Reporting Letter Agreement" means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the Reinsurer's requirement to provide periodic certifications and reports regarding the Reinsurer's risk based capital ratio.

     "Reinsurance Recoverables" means the amount of reinsurance recoverables that are actually collected under Ceded Reinsurance.

     "Reinsured Contracts" means the variable annuity contracts issued by the Company and recorded in the Company's administration system on or prior to December 4, 2003 and written on the policy forms described in Schedule A, including any contract riders or endorsements issued with respect thereto after the Inception Date with the prior written consent of the Reinsurer.

     "Reinsured Risks" shall have the meaning specified in Section 2.1(a).

     "Response" shall have the meaning specified in Section 12.2.

     "SAP" means statutory accounting practices prescribed or permitted by the Insurance Department of the State of New York.

     "Separate Account Charges" shall have the meaning specified in Section 4.1(b).

     "Separate Account Liabilities" means those insurance liabilities that are reflected in the Separate Accounts and that relate to the Reinsured Contracts, including (i) amounts transferred from the Separate Accounts to the general account of the Company pending distribution to holders of the Reinsured Contracts, and (ii) amounts held in the general account of the Company pending transfer to the Separate Accounts.

     "Separate Account Reserves" means the separate account statutory reserves of the Separate Accounts (without regard to the transactions contemplated by this Agreement) with respect to the Reinsured Contracts determined pursuant to SAP, as such reserves would have been included in line 27 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (2003 Format).

     "Separate Accounts" means the separate accounts of the Company described on Schedule B hereto.

     "Tax DAC" means specified policy acquisition expenses capitalized and amortized under section 848 of the Code.

     "Termination Date" means the effective date of any termination of this Agreement as provided in Article VII.

     "Termination Letter Agreement" means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the rescission of this Agreement upon the failure of certain events to occur after the date hereof.

     "Trust Account" shall have the meaning specified in Section 10.1(a).

     "Trust Agreement" shall have the meaning specified in Section 10.1(a).

     "Trustee" shall have the meaning specified in Section 10.1(a).

                                   ARTICLE II

                                    COVERAGE
                                    --------

     2.1. Coverage. (a) Upon the terms and subject to the conditions and other provisions of this Agreement, as of 12:01 a.m. Eastern Time on January 1, 2004 (the "Inception Date"), the Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Company (i) on a coinsurance basis, for one hundred percent (100%) of the General Account Liabilities and (ii) on a modified coinsurance basis, for 100% of the Separate Account Liabilities, in each case, payable by the Company under the Reinsured Contracts on or after the Inception Date (the "Reinsured Risks"). For the avoidance of doubt, the Reinsurer shall assume the risk for all uncollectible or uncollected reinsurance recoverables under the Ceded Reinsurance.

     (b) Upon the annuitization of a Reinsured Contract, such Reinsured Contract will be considered surrendered and the Reinsurer will pay to the Company an amount equal to the general account value applied to the annuitization. In such event, no further obligation or liability will exist for the Reinsurer with respect to such annuitized Reinsured Contract.

     2.2. Conditions. (a) If the Company's liability under any of the Reinsured Contracts is changed because of changes made on or after the Inception Date in the terms and conditions of the Reinsured Contracts (including to any contract riders or endorsements thereto) that are required due to changes in Applicable Law, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

     (b) Except as otherwise set forth or contemplated herein, including in paragraph (a) above, no changes, amendments or modifications made on or after the Inception Date in the terms and conditions of the Reinsured Contracts (including to any contract riders or endorsements thereto) which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder without the prior written approval of such changes, amendments or modifications by the Reinsurer, which approval shall not be unreasonably withheld or delayed. In the event that any such changes, amendments or modifications are made in any Reinsured Contract without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Risks incurred by the Company under such Reinsured Contract as if the non-approved changes, amendments or modifications had not been made.

     (c) The Company will not change fund options for the Separate Accounts from and after the Inception Date unless such changes are made: (a) with the prior written consent of the Reinsurer, in its sole discretion, (b) in fulfillment of the fiduciary obligations of the Company after consultation with the Reinsurer or (c) by the Board of Trustees of an unaffiliated fund (trust) to liquidate, merge or remove a fund pursuant to the terms of the then existing fund participation agreements or through a regulatory process.

     2.3. Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

     2.4. Commutation of Ceded Reinsurance. (a) The Company shall not, without the Reinsurer's prior written approval in its sole discretion, take any action to amend, waive or terminate, in whole or in part, any Ceded Reinsurance under any Ceded Reinsurance Agreement or enter into any Commutation of Ceded Reinsurance.

     (b) Subsequent to the Inception Date, the Company will not enter into any reinsurance arrangements with respect to the Reinsured Contracts without the prior written consent of the Reinsurer, in its sole discretion.

                                  ARTICLE III

                       ADMINISTRATION; GENERAL PROVISIONS
                       ----------------------------------

     3.1. Contract Administration. (a) Subject to Section 3.10, the Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts in accordance with the terms hereof including, but not limited to, the collection of premiums and other amounts due from Contractholders, the payment of all General Account Liabilities and Separate Account Liabilities and the administration of claims and disbursements, which disbursements shall be made (i) directly by the Company with respect to such disbursements relating to the General Account Liabilities and (ii) from the Separate Accounts with respect to such disbursements relating to the Separate Account Liabilities. The Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts in good faith and with the care, skill, prudence and diligence of a person experienced in administering variable annuity business. The Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts, (i) in accordance with the terms of the Reinsured Contracts, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law and, subject to the foregoing, (iv) in the same manner as it conducts its own business not subject to this Agreement and (v) in accordance with the Company's administrative performance standards in effect on the date hereof, with such revisions to such standards as are no less favorable to the Reinsurer than such standards. Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for providing such services with respect to the Reinsured Contracts and the Separate Accounts.

     (b) The Company may subcontract for the performance of any policyholder or claims servicing service or services with respect to the Reinsured Contracts or any services the Company is to provide in the administration of the Separate Accounts to (i) an Affiliate or (ii) any other Person with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld; provided, that the Company also subcontracts for such service or services for its own variable annuities business not subject to this Agreement to such subcontractor; and provided, further, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regards to the providing of such service or services as if provided by the Company.

     3.2. Ceded Reinsurance Agreements. The Company shall manage and administer the Ceded Reinsurance Agreements, including providing all reports and notices required with regard to the Ceded Reinsurance Agreements to the reinsurers within the time required by the applicable reinsurance agreement and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Agreements. Without limiting the foregoing, the Company shall timely pay all reinsurance premiums due to reinsurers under the Ceded Reinsurance Agreements and diligently collect from such reinsurers all reinsurance recoverables due thereunder.

     3.3. Non-Guaranteed Elements. The Company shall set all rider charges, interest rates to be credited on the Reinsured Contracts and other non-guaranteed elements of the Reinsured Contracts ("Non-Guaranteed Elements") from and after the Inception Date. The Company shall allow the Reinsurer to participate in all decisions made by the Company with respect to setting Non-Guaranteed Elements.

     3.4. Policy Exchanges. Unless otherwise agreed by the parties, the Company will not make any targeted exchange offers with regards to the Reinsured Contracts or otherwise target the Reinsured Contracts for replacement.

     3.5. Claims Settlements. The Company agrees that it will provide prompt notice to the Reinsurer of its intention to contest, compromise or litigate a claim with respect to a Reinsured Contract, along with copies of all pleadings and reports of investigation with respect thereto. The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defense of such claims. In addition, in the event that litigation arises against the Company in connection with a claim which seeks damages in excess of $1 million or other remedies deemed material to the Reinsurer, the Reinsurer may, upon written notice to the Company, assume the defense thereof with counsel selected by the Reinsurer and reasonably satisfactory to the Company. If the Reinsurer assumes such defense, the Company shall have the right, at its own expense, to participate jointly with the Reinsurer in the defense thereof. If the Reinsurer assumes the defense of litigation, the Reinsurer shall not settle such litigation without the Company's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person, (ii) such settlement would not reasonably be expected to have material adverse precedential consequences to the Company and (iii) the sole relief provided is monetary damages that are paid in full by the Reinsurer.

     3.6. Inspection. The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Reinsured Contracts and the Company's administration thereof in accordance with Applicable Law and its record management practices in effect from time to time for the Company's insurance business not covered by this Agreement. The Reinsurer and its designated representatives may upon reasonable notice inspect, at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to this Agreement, including the Reinsured Contracts and the administration thereof by the Company (including compliance with the provisions of Section 3.1), and shall have access to appropriate employees and representatives of the Company, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement or the Reinsurer reasonably needs access to such records for regulatory, tax or similar purposes. The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

     3.7. Errors and Omissions. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party's receipt of such notice. However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

     3.8. Age, Sex and Other Adjustments. If the Company's liability under any of the Reinsured Contracts is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

     3.9. Setoff. Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be setoff from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

     3.10. Administration by Reinsurer. (a) At any time from and after the fifteenth (15th) anniversary of the Inception Date, the Reinsurer shall have the right to assume from the Company the administration of the Reinsured Contracts, provided that the Reinsurer provides twelve (12) months prior written notice of such assumption, which notice may be given as early as the fourteenth (14th) anniversary of the Inception Date to take effect as of the fifteenth (15th) anniversary of the Inception Date. The Reinsurer shall bear all transition costs associated with an assumption of the administration of the Reinsured Contracts pursuant to this paragraph (a) of this Section 3.10.

     (b) In addition to the provisions of Section 3.10(a), the Reinsurer shall have the right, upon written notice to the Company, to assume from the Company, the administration of the Reinsured Contracts upon the occurrence of any of the following events:

         (i) A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Company for the purpose of conserving, rehabilitating or liquidating the Company;

         (ii) There is a material breach by the Company of any material term or condition of this Article III that is not cured by the Company within thirty (30) days after receipt of written notice from the Reinsurer of such breach or act (provided that the Reinsurer shall not have the right to assume such administration (A) for so long as the Company is making a good faith effort to cure such a breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XII regarding an alleged material breach); or

         (iii) The Company is unable to perform the services required under this Article III for a period of thirty (30) consecutive days for any reason, other than as a result of a Force Majeure, it being understood that nothing in this Section 3.10(b)(iii) shall relieve the Company from its administrative responsibilities under this Agreement. For purposes of this Agreement "Force Majeure" means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Reinsurer, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Company's reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

     (c) The Company shall bear all transition costs associated with an assumption of the administration of the Reinsured Contracts pursuant to Section 3.10(b).

     (d) In the event of the Reinsurer's assumption of the administration of the Reinsured Contracts, the Reinsurer and the Company shall enter into an administrative services agreement in the form attached hereto as Schedule C and the provisions of Section 2.1(b) and Article V shall become inoperative.

     (e) In the event that the Reinsurer is not properly licensed to administer the Reinsured Contracts at the time of a proposed transfer of administration under this Section 3.10, the Reinsurer may designate a properly licensed entity that has appropriately trained and licensed personnel reasonably acceptable to the Company to administer the Reinsured Contracts in its stead, and the administrative services agreement referred to in paragraph (d) above shall be executed by such properly licensed entity in lieu of the Reinsurer. The designation and assumption of administration by such entity shall not relieve the Reinsurer from any of its obligations or liabilities hereunder (except as set forth in paragraph (d) above), and the Reinsurer shall remain responsible for all obligations or liabilities of such entity with regards to the providing of such administration as if provided by the Reinsurer. The parties shall take all actions reasonably necessary to effect the prompt transfer of administration provided in this Section 3.10.

     (f) In the event of the assumption of the administration of the Reinsured Contracts under this Section 3.10, the Reinsurer and the Company shall take all actions necessary or appropriate to transfer administration of the Separate Account Liabilities to the Reinsurer or its permitted designee. Such actions shall include, without limitation, the establishment and maintenance of a new separate account of the Company solely for the Reinsured Contracts and the transfer of the assets of the Separate Account allocable to the Reinsured Contracts to such new separate account.


                                   ARTICLE IV

        GENERAL ACCOUNT ASSET TRANSFER; CEDING COMMISSION; INITIAL MODCO
        ----------------------------------------------------------------
                               RESERVE ADJUSTMENT
                               ------------------

     4.1. Asset Transfer. (a) As consideration for the reinsurance by the Reinsurer of the General Account Liabilities under this Agreement, on the Closing Date, the Reinsurer shall be entitled to an amount equal to one hundred percent (100%) of the General Account Reserves as of the close of business on the day immediately preceding the Inception Date (the "Initial Reinsurance Premium").

     (b) As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to 100% of all premiums and other considerations to the extent received on or after the Inception Date by the Company or the Reinsurer with respect to the General Account Liabilities, less an amount equal to the reinsurance premium due under the Ceded Reinsurance Agreements to the extent such premium relates to coverage on or after the Inception Date with respect to the Reinsured Contracts. In addition, with respect to the Separate Account Liabilities, the Reinsurer shall be entitled to 100% of all (i) mortality and expense risk charges and administrative expense charges (collectively, "asset charges"), any rider charges (to the extent the riders are reinsured hereunder), and contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts collected by the Company on or after the Inception Date, and (ii) any other charges, fees and similar amounts received by the Company from the Separate Accounts on or after the Inception Date (collectively, the "Separate Account Charges"). The Company hereby assigns to the Reinsurer all of its rights to such premiums and other considerations payable to the Company. For the avoidance of doubt, the Separate Account Charges shall not include any distribution fees received from underlying mutual funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.

     4.2. Ceding Commission. On the Closing Date, the Company shall be entitled to a ceding commission (the "Ceding Commission") in an amount determined in accordance with Schedule D.

     4.3. Initial MODCO Reserve Adjustment. As additional consideration for the reinsurance by the Reinsurer of the Separate Account Liabilities under this Agreement, on the Closing Date, the Company shall transfer to the Reinsurer an amount equal to the net of (a) minus (b) where (a) is an amount equal to the Separate Account Liabilities as of the Inception Date and (b) is the Initial MODCO Reserve Adjustment. The "Initial MODCO Reserve Adjustment" shall be an amount equal to the Separate Account Liabilities as of the Inception Date.

     4.4. Amounts Due the Parties. (a) Except as otherwise specifically provided herein, all amounts due to be paid to the Company or the Reinsurer under this Agreement shall be determined on a net basis, giving full effect to Section 3.9. The net amount due the Reinsurer from the Company on the Closing Date under
Section 4.1(a) and Section 4.2 shall consist of (i) the investment assets (the "Assets") set forth on Schedule E, which assets have a statutory book value as of the close of business on the day immediately preceding the Inception Date equal to (A) the Initial Reinsurance Premium, less (B) the Ceding Commission, less (C) an amount equal to accrued but unpaid interest on the Assets as of the close of business on the day immediately preceding the Inception Date, plus (ii) an amount equal to the investment cash flows received on the Assets between the Inception Date and the Closing Date. The Company shall pay such net amount concurrent with its delivery of the Initial Report. Each net amount subsequently due the Company or the Reinsurer with respect to each Monthly Accounting Period ending after the Inception Date as reflected on a Monthly Settlement Report (the "Monthly Settlement") shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Monthly Settlement Report. Each net amount subsequently due the Company or the Reinsurer with respect to each Quarterly Accounting Period ending after the Inception Date as reflected on a Quarterly Settlement Report (the "Quarterly Settlement") shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Quarterly Settlement Report. Each net amount subsequently due the Company or the Reinsurer with respect to each calendar year ending after the Inception Date as reflected on an Annual Report shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Annual Report.

     (b) The Company shall deliver to the Reinsurer possession of the Assets and such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance reasonably acceptable to the parties as shall be effective to vest in the Reinsurer all of the right, title and interest of the Company in and to the Assets. Delivery of the Assets shall be a condition precedent of reinsurance coverage hereunder.


                                   ARTICLE V

                               EXPENSE ALLOWANCES
                               ------------------

     5.1. Expense Allowance. As reimbursement for expenses incurred by the Company in the providing of policyholder and claims servicing services with respect to the

Reinsured Contracts, the Reinsurer shall pay to the Company with respect to each Monthly Accounting Period ending after the Inception Date, an expense allowance (each an "Expense Allowance") in an amount calculated in accordance with Schedule F, as subsequently adjusted in accordance with the methodology and procedures set forth on Schedule F; provided that if the amount calculated in accordance with Schedule F with respect to any Monthly Accounting Period should be negative, such negative amount shall be credited to the Reinsurer on the Monthly Settlement Report for such period.

                                   ARTICLE VI

                   ACCOUNTING AND SETTLEMENT; MODCO ADJUSTMENT
                   -------------------------------------------

     6.1. Initial Report. A report shall be provided by the Company to the Reinsurer on the Closing Date providing the data required in Schedule G - Part I (the "Initial Report").

     6.2. Daily Settlement Amounts. (a) On the Closing Date, the Reinsurer shall establish a separate bank account (the "Daily Settlement Account") in its own name for the payment of Daily Settlement Amounts and shall authorize at least two signatories who shall be representatives of the Company and approved by the Reinsurer to make deposits to, and withdrawals from, the Daily Settlement Account.

     (b) By 10:00 a.m. Eastern Time each Business Day following the Closing Date during the term of this Agreement, the Company shall calculate the Daily Settlement Amount for the prior Business Day. Promptly following such calculation, the Company shall forward to the Reinsurer a report in the form of Schedule G - Part II that shall provide the details of such calculation (the "Daily Settlement Report"). Prior to 6:00 p.m. of such Business Day, the Company or the Reinsurer, as appropriate, shall deposit into the Daily Settlement Account an amount equal to such Daily Settlement Amount owed by such party to the other. The party to whom such Daily Settlement Amount is owed shall have a right to withdraw such deposited amount at any time following such deposit.

     (c) The Company shall keep true and complete records, in accordance with Applicable Law and its record management practices in effect from time to time for the Company's insurance business not covered by this Agreement, clearly recording the deposits in and withdrawals from the Daily Settlement Account. The Company will make available to the Reinsurer or its designated representative, or shall furnish to the Reinsurer or its designated representative, upon request of the Reinsurer or its designated representative, copies of all such records. All copies furnished in the ordinary course of business shall be furnished by the Company at the Company's cost, which shall be included in the Expense Allowance. Any extraordinary costs reasonably incurred by the Company in response to requests from the Reinsurer shall be reimbursed by the Reinsurer.

     (d) The parties agree to deliver to the depository bank such depository resolutions, signature cards, and other documents as may be requested of them in order to use such accounts at the depository bank in accordance with the provisions of this Section 6.2.

     (e) Upon a termination of this Agreement pursuant to Article VII, the Reinsurer shall close the Daily Settlement Account and any closing balance therein shall be the property of the Reinsurer.

     6.3. Monthly Settlement Reports. As soon as practicable but not more than thirty (30) days following the end of each Monthly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such Monthly Accounting Period required in Schedule G - Part III (the "Monthly Settlement Report").

     6.4. Quarterly Settlement Reports. As soon as practicable but not more than forty (40) days following the end of each Quarterly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such Quarterly Accounting Period required in Schedule G -
Part IV (the "Quarterly Settlement Report"). The Company and the Reinsurer agree that the financial data set forth on the Monthly Settlement Reports used for purposes of the Monthly Settlements, shall be trued-up to actual amounts in the next Quarterly Settlement Report and the net amount, if any, subsequently due to the Company or the Reinsurer, as the case may be, as a result of such adjustments shall be paid to the Company or the Reinsurer, as applicable. For the avoidance of doubt, the first Quarterly Settlement Report will include all transactions with respect to the Reinsured Contracts occurring from the Inception Date through June 30, 2004.

     6.5. Quarterly Financial Reports. As soon as practicable but not more than forty (40) days following the end of each Quarterly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with reports related to the Reinsured Contracts as may be reasonably requested for use in connection with the preparation of the Reinsurer's SAP financial statements or other reports prepared by the Reinsurer in compliance with its internal reporting requirements. The parties shall cooperate in good faith to establish the form for the providing of such reports.

     6.6. Annual Reports. Within forty-five (45) days after the end of each calendar year during the term of this Agreement (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such year required in Schedule G -
Part V (the "Annual Report").

     6.7. Accounting Period MODCO Reserve Adjustment. At the end of each Quarterly Accounting Period, the Company shall compute an amount equal to the absolute value of the increase or decrease in the Separate Account Reserves due to subaccount investment performance for the Quarterly Accounting Period just ended (the "Quarterly Accounting Period MODCO Adjustment"). The Quarterly Accounting Period MODCO Adjustment for each Quarterly Accounting Period shall be reflected in the Quarterly Settlement Report for such Quarterly Accounting Period.

     6.8. Additional Reports and Updates. For so long as this Agreement remains in effect, each of the parties shall periodically furnish to the other such other reports and information as may be reasonably requested by such other party for regulatory, tax or similar purposes and reasonably available to it.

     6.9. Delayed Payments. In the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.


                                  ARTICLE VII

                            DURATION AND TERMINATION
                            ------------------------

     7.1. Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

     7.2. Reinsurer's Liability. The Reinsurer's liability with respect to the Reinsured Risks will terminate on the earliest of: (i) the date the Company's liability with respect to the Reinsured Risks is terminated and all amounts due the Company from the Reinsurer with respect to such Reinsured Risks are paid to the Company by or on behalf of the Reinsurer; and (ii) the date this Agreement is terminated upon the written agreement of the parties.

     7.3. Notice of Termination. Upon the termination of the Reinsurer's liability with respect to the Reinsured Risks referred to in Section 7.2 above, the parties shall mutually give the Trustee written notice of their intention to terminate the Trust Account.


                                  ARTICLE VIII

                                   INSOLVENCY
                                   ----------

     8.1. Payments. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contracts reinsured, without diminution because of the insolvency of the Company. It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Company on a Reinsured Contract within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor.

     8.2. Expenses. It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 8.1 shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.


                                   ARTICLE IX

                             CREDIT FOR REINSURANCE
                             ----------------------

     9.1. Reinsurance Credit. Notwithstanding any other provision of this Agreement to the contrary, if the Reinsurer becomes unauthorized or otherwise unaccredited as an insurer or reinsurer in any U.S. jurisdiction to which the Company must provide statutory statements of financial condition such that the Company will not obtain full statutory financial statement credit for reinsurance in such state for the reinsurance provided under this Agreement, the Reinsurer, upon the request of the Company, will establish, at the Reinsurer's sole cost and option, any trust accounts for the benefit of the Company, letters of credit, or other acceptable alternatives necessary to permit the Company to obtain such full statutory financial statement credit for such reinsurance in all applicable jurisdictions. The Company shall cooperate with the Reinsurer to take such steps. In addition, in such event, the Reinsurer agrees to amend this Agreement and the Trust Agreement to the extent required under Applicable Law in order to provide the Company with such full statutory financial statement credit.


                                   ARTICLE X

                              REINSURANCE SECURITY
                              --------------------

     10.1. Trust. (a) On the Closing Date, the Reinsurer shall enter into a trust agreement in the form attached as Schedule H (the "Trust Agreement") and establish a trust account (the "Trust Account") for the benefit of the Company with respect to the Reinsured Risks with a bank (the "Trustee") designated as a Qualified United States Financial Institution by the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization or regulatory agency having similar duties.

     (b) The Reinsurer agrees to deposit, and maintain in the Trust Account with respect to this Agreement, assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer's obligations to the Company under this Agreement.

     (c) The parties agree that the assets so deposited with respect to this Agreement shall be valued according to their current statutory book value on the books of the Reinsurer and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and other assets of the type specified on Schedule I attached hereto ("Eligible Securities").

     (d) The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that, to the extent practicable, the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity. The Company recognizes that certain assets in the Trust Account will not be readily negotiable and that certain notices, opinions of counsel, representations and/or consents will be required for the Company to obtain good and marketable title to such assets.

     (e) The Reinsurer and the Company agree that the assets in the Trust Account with respect to this Agreement may be withdrawn for the following purposes only:

         (i) to pay or reimburse the Company for any amount due the Company pursuant to this Agreement to the extent not so paid or reimbursed by the Reinsurer;

         (ii) to pay to the Reinsurer, in accordance with paragraph (h) below, any amounts held in the Trust Account that exceed an amount (the "Funding Requirement") equal to the sum of General Account Reserves and any additional reserves attributable to the Reinsured Risks that arise as a result of regulatory asset adequacy analysis requirements of the Reinsurer; and

         (iii) in the event that General Electric Capital Corporation breaches its obligations under the Capital Maintenance Agreement, to fund an account with the Company (the "Company Account") in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss and loss adjustment expenses, and unearned premiums.

     (f) In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(i) above in excess of actual amounts required to meet the Reinsurer's obligations to the Company, the Company will promptly return such excess to the Reinsurer plus interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date of withdrawal plus 200 basis points for the period during which the amounts were held pursuant to Section 10.1(e)(i). In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(iii) above, (i) the Reinsurer shall be relieved of its obligation to maintain assets in the Trust Account pursuant to this Section 10.1 to the extent of the amount of funds held in the Company Account and (ii) the Company shall first apply the funds in the Company Account in satisfaction of the Reinsurer's liability under this Agreement until the funds in the Company Account are exhausted. In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(iii) above, promptly following the date the Reinsurer's liability with respect to the Reinsured Risks is terminated, the Company shall return to the Reinsurer any assets so withdrawn that, together with any and all interest, dividends and other earnings thereon from the date of withdrawal to the date of return, are in excess of actual amounts required to meet the Reinsurer's obligations to the Company under this Agreement.

     (g) The initial deposit to the Trust Account with respect to this Agreement shall be made on the Closing Date and shall consist of assets with a statutory book value equal to the General Account Reserves as of the close of business on the day immediately preceding the Inception Date.

     (h) The aggregate statutory book value of the assets held in the Trust Account with respect to this Agreement, shall at all times be at least equal to the Funding Requirement, and shall be adjusted on a quarterly basis so as to equal the Funding Requirement. On a quarterly basis, the Company shall promptly prepare and deliver to the Reinsurer a specific statement of the Funding Requirement and the Reinsurer shall promptly prepare and deliver to the Company a specific statement of the statutory book value of the assets in the Trust Account, in each case as of the end of the quarter. If the statement shows that the Funding Requirement exceeds 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Reinsurer shall, within ten (10) Business Days after receipt of such notice of excess, secure delivery to the Trustee of additional cash or Eligible Securities having a current statutory book value equal to such difference. If the statement shows that the Funding Requirement is less than 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Company shall, within ten (10) Business Days after delivery of such statement to the Reinsurer, deliver a notice of withdrawal to the Trustee directing the Trustee to withdraw from the Trust Account and deliver to the Reinsurer assets from the Trust Account having a current statutory book value equal to such excess amount. In addition to the foregoing, the Reinsurer shall prepare and deliver to the Company on a quarterly basis a specific statement of the market value of the assets in the Trust Account as of the end of the quarter.


                                   ARTICLE XI

                           DEFERRED ACQUISITION COSTS
                           --------------------------

     11.1. Tax DAC Information Sharing. To ensure consistency in their respective Tax DAC calculations for tax purposes, the Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year. The Company will submit a schedule to the Reinsurer by February 28 of each year presenting its calculation of the net consideration for the preceding taxable year. The Reinsurer may contest the calculation by providing to the Company an alternative calculation in writing within thirty
(30) days of receipt of the Company's schedule. The Company and the Reinsurer will act in good faith to resolve any differences in the schedule of calculations within thirty (30) days of receipt of the alternative calculation to ensure consistent amounts are reported on the respective tax returns for the preceding tax year.

                                  ARTICLE XII

                               DISPUTE RESOLUTION
                               ------------------

     12.1. General Provisions. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a "Dispute"), shall be resolved in accordance with the procedures set forth in this Article XII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

     (b) Commencing with the request contemplated by Section 12.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator's evaluation referred to in Section 12.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

     (c) In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

     (d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

     (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XII are pending. The parties will take such action, if any, required to effectuate such tolling.

     12.2. Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute. Either party may initiate the executive negotiation process by providing a written notice to the other (the "Initial Notice"). Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the "Response"). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party's position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty
(30) days of the date of the Initial Notice to seek a resolution of the Dispute.

     12.3. Mediation. If a Dispute is not resolved by negotiation as provided in
Section 12.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the "CPR") Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates. Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties' relative positions.

     12.4. Arbitration. (a) If a Dispute is not resolved by mediation as provided in Section 12.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the "CPR Arbitration Rules"). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

     (b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the "screened" appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates. The arbitration shall be conducted in New York City. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

     (c) The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

     (d) Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 12.4(c) above,
(ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

     (e) In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.

Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal's decision.

     (f) Each party will bear its own attorneys' fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XII.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     13.1. Headings and Schedules. Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules are a part of this Agreement.

     13.2. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

     If to the Company:

     GE Capital Life Assurance Company of New York
     6610 West Broad Street
     Richmond, VA 23230
     Facsimile: (804) 281-6165
     Attention: Chief Executive Officer

     With a copy to:

     GE Capital Life Assurance Company of New York
     6610 West Broad Street
     Richmond, VA 23230
     Facsimile: (804) 281-6005
     Attention: General Counsel

     If to the Reinsurer:

     Union Fidelity Life Insurance Company
     200 North Martingale Road
     Schaumburg, IL  60173-2096
     Facsimile: (847) 330-3404
     Attention: Chief Financial Officer

     With a copy to:

     Union Fidelity Life Insurance Company
     200 North Martingale Road
     Schaumburg, IL  60173-2096
     Facsimile: (847) 605-3044
     Attention: General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

     13.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto. Any assignment in violation of this
Section 13.3 shall be void and shall have no force and effect. Nothing in this
Section 13.3 shall be construed to prohibit the Reinsurer from retroceding all or any portion of the business reinsured hereunder.

     13.4. Execution in Counterpart. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     13.5. Currency. Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

     13.6. Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.

     13.7. Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

     13.8. Entire Agreement; Severability. (a) This Agreement and the Termination Letter Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or in the Termination Letter Agreement.

     (b) If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

     13.9. Contemporaneous Agreements. Concurrent with the execution of this Agreement, the parties and/or their Affiliates are also entering into the Capital Maintenance Agreement, the RBC Reporting Letter Agreement and the Assignment Letter Agreement.

     13.10. No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

     13.11. Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

     13.12. Third Party Beneficiary. Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

     13.13. Tax Exception to Any Confidentiality. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions. The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

     13.14. Interpretation. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     13.15. Survival. Article XII and Article XIII shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                                  GE CAPITAL LIFE ASSURANCE COMPANY
                                     OF NEW YORK


                                  By  /s/  VICTOR C. MOSES
                                    --------------------------------------------
                                     Name: Victor C. Moses
                                     Title: Senior Vice President



                                  UNION FIDELITY LIFE INSURANCE COMPANY


                                  By  /s/  GLENN JOPPA
                                    --------------------------------------------
                                     Name: Glenn Joppa
                                     Title: Senior Vice President and Secretary

                                   SCHEDULE A

                                  POLICY FORMS
                                  ------------

--------------------------------------------------------------------------------
NY1066                                 CVA NY
--------------------------------------------------------------------------------
NY1155                                 Choice NY
NY5237                                 -      Annual Step Up Rider
NY5197                                 -      Death Benefit Rider
NY5141                                 -      Tax Rider
NY5066                                 -      Trust Endorsement
NY5068                                 -      Joint Annuitant
NY5241                                 -      Annuity Commencement Date
NY5071                                 -      Annual Step Death Benefit
NY5136                                 -      Bonus Ride
NY5236                                 -      Death Benefit Endorsement
--------------------------------------------------------------------------------
NY1157                                 Selections NY
NY5237                                 -      Annual Step Up Rider
NY5197                                 -      Death Benefit Rider
NY5141                                 -      Tax Rider
--------------------------------------------------------------------------------

                                   SCHEDULE B

                                SEPARATE ACCOUNTS
                                -----------------

GE Capital Life Separate Account II

                                   SCHEDULE C

                    FORM OF ADMINISTRATIVE SERVICES AGREEMENT
                    -----------------------------------------

                                   SCHEDULE D

                                CEDING COMMISSION
                                -----------------

The Ceding Commission shall be the sum of the following:

1. an amount equal to the excess of (i) the General Account Reserves as of the Inception Date over (ii) the net reserves of the Company with respect to the General Account Liabilities (net after deduction for Ceded Reinsurance) as of the Inception Date, determined in accordance with GAAP (which amount may be negative);

2. an amount equal to the unamortized PVFP intangible asset balance of the Company (excluding any related mark to market adjustments for SFAS 115 requirement) with respect to the Reinsured Contracts as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP;

3. an amount equal to the unamortized deferred acquisition costs of the Company (excluding any related mark to market adjustments for SFAS 115 requirement) with respect to the Reinsured Contracts as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP; and

4. an amount equal to the excess of the GAAP book value of the Assets (excluding any related mark to market adjustments for SFAS 115 requirement) over the SAP book value of the Assets measured as of the close of business on the day immediately preceding the Inception Date (which amount may be negative).

                                   SCHEDULE E

                                     ASSETS
                                     ------

                                   SCHEDULE F

                               EXPENSE ALLOWANCES
                               ------------------

     The "Annual Expense Reimbursement Factor" used to calculate the Expense Allowance is as follows:

     Policy Maintenance Factor $59.73 per Policy less $64.69 per Policy of fund company administrative expense service shares.

Such Annual Expense Reimbursement Factor will be adjusted (i) for the year beginning January 1, 2005 and, thereafter, every three (3) years during the term of this Agreement based on a triennial cost/time study prepared in accordance with the methodology set forth below (the "Triennial Study") and (ii) for the years between the Triennial Studies based on a report setting forth the Annual Expense Reimbursement Factor prepared in accordance with the methodology set forth below (the "Annual Expense Reimbursement Factor Report").

(a) Triennial Study. As soon as practicable (and in any event within sixty (60) days) prior to January 1, 2005 and prior to the beginning of every third calendar year thereafter during the term of this Agreement, the Company shall cause to be prepared and delivered to the Reinsurer the Triennial Study which sets forth the Annual Expense Reimbursement Factor for the next calendar year, together with all supporting data used in preparing the Triennial Study and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors based on such Triennial Study (such documents, together with the Triennial Study, the "Triennial Study Documents").

(b) Annual Expense Reimbursement Factor Report. As soon as practicable (and in any event within thirty (30) days) prior to January 1, 2006 and prior to the beginning of each calendar year thereafter in which no Triennial Study is prepared, the Company shall cause to be prepared and delivered to the Reinsurer the Annual Expense Reimbursement Factor Report, together with all supporting data used in preparing the Annual Expense Reimbursement Factor Report and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factor for the next calendar year (such documents, together with the Annual Expense Reimbursement Factor Report, the "Annual Expense Reimbursement Factor Documents").

(c) Methodology. At the time of the Triennial Study, historical costs (to include costs directly related to maintaining and administering policies, processing claims and reporting results) will be determined for the Policy Maintenance Factor identified above. For a given Annual Expense Reimbursement Factor the identified costs will be divided by the total historical number of units of measure for both the Reinsured Contracts and the retained block of business to derive an historical cost per unit. The historical cost per unit will be used as a prospective cost per unit for the next calendar year.

     For the two succeeding years in the period between the Triennial Studies the historical dollar amounts by Policy Maintenance Factor will be adjusted (rolled forward) for current year cost changes agreed to by the Reinsurer and the Company (in accordance with the procedures set forth below). This rolled forward historical cost will then be divided by the total historical number of units for the current period to determine a prospective cost per unit for the next calendar year.

         An additional adjustment, positive or negative, to the prospective cost per unit determined by either the Triennial Study or the two succeeding years may be negotiated between the parties. The additional adjustment is for special projected costs or benefits of productivity, process improvements, inflation, loss of scale, and any other cost variation which was not included in the prior Triennial Study or the succeeding roll forward.

         The credit for Fund Company Administrative Expense Service Shares will be redetermined annually to reflect historical amounts of reimbursement relating to Reinsured Contracts, current period number of units, and changes in contractual arrangements with Fund Companies.

         The combined prospective unit cost, additional adjustment and Fund Company Administrative Expense Service Shares credit is the Annual Expense Reimbursement Factor. The Expense Allowance will be determined quarterly and billed to the Reinsurer in three equal installments during the quarter at the end of the month. Each installment will be determined by multiplying the actual number of units at the beginning of the quarter covered by this Agreement times the Annual Expense Reimbursement Factor (divided by twelve).

(d) Review of Documents. Following the delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Company shall (i) provide to the Reinsurer or its designated representative copies of such additional work papers and other documents relating to its preparation of the Annual Expense Reimbursement Factor Report or Triennial Study, as applicable, as the Reinsurer or its designated representative may reasonably request, including, without limitation, claims files and practices and (ii) cooperate with, and make its personnel and facilities reasonably available to, the Reinsurer and the Reinsurer's designated representative for the purpose of providing such other information as the Reinsurer or the Reinsurer's designated representative may reasonably request concerning Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, and the calculation of the Annual Expense Reimbursement Factor.

(e) Notice of Disagreement. In the event that the Reinsurer has any disagreement with any of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Reinsurer shall give written notice of all such disagreements (a "Notice of Disagreement") to the Company within thirty
(30) days after the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, are delivered to the Reinsurer. Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify the total adjustment to the Annual Expense Reimbursement Factor, as proposed by the Company as a result of such items in disagreement.

(f) Dispute Resolution. If the Reinsurer does not deliver a Notice of Disagreement to the Company within such thirty (30) day period, the Annual Expense Reimbursement Factor Documents and the Triennial Study Documents, as applicable, shall be final and binding upon the parties hereto and shall constitute the final calculation of the Annual Expense

Reimbursement Factor for the next calendar year. If the Reinsurer delivers a Notice of Disagreement to the Company within such thirty (30) day period, the parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements as promptly as practicable. Any changes in the Annual Expense Reimbursement Factor, if any, that are agreed to by the Company and the Reinsurer within sixty (60) days of the aforementioned delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, shall be incorporated into a final calculation of the Annual Expense Reimbursement Factor. If the parties and their respective designated representatives are unable to resolve all disagreements within sixty
(60) days of delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, then all unresolved disagreements will be submitted within ten (10) days after the end of such sixty (60) day period for resolution in accordance herewith to an independent certified public accounting firm of national standing and reputation (the "Accounting Firm") mutually acceptable to the Company and the Reinsurer. The parties shall cooperate in good faith with the Accounting Firm and shall give the Accounting Firm access to all data and other information requested by the Accounting Firm for purposes of such resolution. The Accounting Firm shall, within thirty (30) days after its engagement, deliver to the Company and the Reinsurer a definitive calculation of the Annual Expense Reimbursement Factor, which shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Annual Expense Reimbursement Factor. The Company and the Reinsurer shall each pay one-half of the fees and expenses of the Accounting Firm.

(g) Expense Allowance Pending Resolution. In the event of a dispute with respect to any Annual Expense Reimbursement Factor for the next succeeding Calendar year, the Company and the Reinsurer agree that the Annual Expense Reimbursement Factor then in effect under this Agreement shall remain in effect pending resolution of such dispute and adjustment, if any, in accordance with the dispute resolution procedure set forth in paragraph (f) above.

                               SCHEDULE G - PART I

                                 INITIAL REPORT
                                 --------------

1.   SAP General Account Reserves                                                                 $__________

2.   Ceding Commission:
     A. Excess SAP General Account Reserves over GAAP net reserves for
        General Account Liabilities:

            1) Total SAP General Account Reserves                                  $__________
            2) Total GAAP net reserves for General Account Liabilities             $__________
     Excess SAP Reserves over GAAP Reserves (A1-A2)                                               $__________

     B.  Present Value of Future Profits (PVFP)                                                   $__________
     C.  Deferred Acquisition Costs (DAC)                                                         $__________
     D.  Asset Book Value Difference - Measured as of close of business the day preceding the Inception Date

            1) Asset Book Value (GAAP basis)                                       $__________
            2) Asset Book Value (SAP basis)                                        $__________
                 Excess Asset Book Value (D1-D2)                                                  $__________
                 Total Ceding Commission (A+B+C+D)                                                $__________

3. Accrued Interest on Assets as of the day before Inception Date

                                                                                                  $__________

4. Investment Cash Flows on the Assets from the Inception Date
   through the Closing Date                                                                       $__________
                Net Due Reinsurer (1-2-3+4)                                                       $__________


                              SCHEDULE G - PART II

                             DAILY SETTLEMENT REPORT
                             -----------------------

Settlement Amount
-----------------

                                                 Current Day                 Quarter-To-Date
1.    Premium/Deposits Received from             $_________________          $_________________
      Contractholders

2.    Net Sales/Redemptions of UIT Shares        $_________________          $_________________

3.    Net Purchases of UIT Shares                $_________________          $_________________

4.    Payments to Contractholders from           $_________________          $_________________
      Policy Owner Services

5.    Payment to Contractholder                  $_________________          $_________________
      Beneficiaries for claims




      [1+2-3-4-5]                                $_________________          $_________________


                              SCHEDULE G - PART III

                            MONTHLY SETTLEMENT REPORT
                            -------------------------

                                                                     Current Month
Settlement Amount                                                       Estimate        Quarter-To-Date
-----------------                                                       --------        ---------------
1.  Mortality and Expense Charges                                     $__________       $__________

2.  Premium Taxes                                                     $__________       $__________

3.  Expense Factor                                                    $__________       $__________

4.  Ceded Reinsurance Premiums                                        $__________       $__________

5.  Ceded Reinsurance Benefits/Recoverables                           $__________       $__________

6.  Commissions and Other Fees or Compensation Paid: Trail and Add
    On (See Schedule J)                                               $__________       $__________

7.  Insolvency Fund or Similar Assessments Paid                       $__________       $__________

8.  Other                                                                               $__________



[1-2-3-4+5-6-7-8]                                                     $__________       $__________


                              SCHEDULE G - PART IV

                           QUARTERLY SETTLEMENT REPORT
                           ---------------------------

                                                                                                 Previously     Actual    True
                                                                                                  Reported     Quarter    Up
                                                                                                               Results
                                                                                                ------------------------------------
      Daily Settlement Reconciliation                                                               ________     ________   ________
    1     Premiums

          UIT Sales and Purchases

    2                                     Customer Transfers (Net)                                  ________     ________   ________
    3                                     Redemption of Shares for Surrender Charges                ________     ________   ________
    4                                     Redemption of Shares for Rider Fees and Loads             ________     ________   ________
    5                                     Corrections and Gain/Loss                                 ________     ________   ________

          Payments to Contractholders and Beneficiaries

    6                                     Surrenders and Withdrawals                                ________     ________   ________
    7                                     Return of Premium-Freelooks                               ________     ________   ________
    8                                     Death Benefits (Standard and Enhanced)                    ________     ________   ________

    9     Net (+1 +/-2 +3+4+/-5-6-7-8)                                                              ________     ________   ________



      Monthly Settlement Reconciliation                                                             ________     ________   ________
   10     Mortality & Expense Charges                                                               ________     ________   ________
   11     Premium Taxes                                                                             ________     ________   ________
   12     Expense Factor                                                                            ________     ________   ________
   13     Ceded Reinsurance Premium                                                                 ________     ________   ________
   14     Ceded Reinsurance Benefits/Recoverables                                                   ________     ________   ________
   15     Commissions and other Fees or Compensation Paid                                           ________     ________   ________
   16     Insolvency Fund or Similar Assessments Paid                                               ________     ________   ________
   17     Extra Contractual Liabilities Paid                                                        ________     ________   ________
   18     Other                                                                                     ________     ________   ________


   19     Net (+10-11-12-13+14-15-16-17+/-18)                                                       ________     ________   ________


   20 Quarterly Settlement (9+19)                                                                   ________     ________   ________


      MODCO Adjustment Reconciliation
   21     Beginning Separate Account Reserves                                                                ________
   22     UIT Sales and Purchases (+/-2 +3+4+/-5)                                                            ________
   23     Mortality & Expense Charges (10)                                                                   ________
   24     UIT Appreciation                                                                                   ________
   25     Ending Separate Account Reserves (+21-22-23+/-24)                                                  ________

                               SCHEDULE G - PART V

                                  ANNUAL REPORT
                                  -------------

----------------------------------------------------------------------------- --------------- ---------------
The following in the same level of detail as the quarterly settlements:
----------------------------------------------------------------------------- --------------- ---------------
1.  Premiums
----------------------------------------------------------------------------- --------------- ---------------
2.  UIT Sales and Purchases
----------------------------------------------------------------------------- --------------- ---------------
3.  Payments to Contractholders and Beneficiaries
----------------------------------------------------------------------------- --------------- ---------------
4.  Premiums Taxes
----------------------------------------------------------------------------- --------------- ---------------
5.  Commissions and Other Fees or Compensation Paid
----------------------------------------------------------------------------- --------------- ---------------
Other information required to complete accounting and reporting:
----------------------------------------------------------------------------- --------------- ---------------
6. Expense allowance accrual at year end
----------------------------------------------------------------------------- --------------- ---------------
7. DAC and PVFP, as applicable
----------------------------------------------------------------------------- --------------- ---------------
8. Modco reserve to support completion of Schedule S and RBC
----------------------------------------------------------------------------- --------------- ---------------

                                   SCHEDULE H

                             FORM OF TRUST AGREEMENT
                             -----------------------

                                   SCHEDULE I

                               ELIGIBLE SECURITIES
                               -------------------

     Assets of the types for which an Illinois-domiciled life insurance company could obtain full statutory reserve credit under statutory accounting practices prescribed or permitted by the Director of Insurance of the State of Illinois.

                                   SCHEDULE J

                                   COMMISSIONS
                                   -----------

--------------------------------------------------------------------------------------------------------------------
                PRODUCT                      MAXIMUM STANDARD COMMISSION*            MAXIMUM TRAIL COMMISSION**
--------------------------------------------------------------------------------------------------------------------
CVA NY                                                   6.0%                                 0.01666%
--------------------------------------------------------------------------------------------------------------------
Choice NY                                                7.0%                                 0.08333%
--------------------------------------------------------------------------------------------------------------------
Selections NY                                            6.0%                                 0.08333%
--------------------------------------------------------------------------------------------------------------------

*Each percentage listed is an aggregate percentage of purchase payments made by the contract owner.

**Trail commissions shown are monthly rates.

Wholesaling Variable Compensation

--------------------------------------------------------------------------------------------------------------------
          PRODUCT                    RSG                        IAN                      GFA               IBG
--------------------------------------------------------------------------------------------------------------------
CVA NY                              60bps                        0                     390bps             50bps
--------------------------------------------------------------------------------------------------------------------
Choice NY                           70bps                     130bps                   360bps             50bps
--------------------------------------------------------------------------------------------------------------------
Selections NY                       45bps                     130bps                   360bps             50bps
--------------------------------------------------------------------------------------------------------------------

Firm Marketing Related Expense Reimbursements

--------------------------------------------------------------------------------------------------------------------
                             Expense Reimbursement for Add                  Expense Reimbursement
Firm                                  On Premium                            on Inforce (annual rates)
--------------------------------------------------------------------------------------------------------------------
ABN AMRO                     25bps on Choice & Selections
--------------------------------------------------------------------------------------------------------------------
AG EDWARDS                                                                  10bps  on VA's > 1 year old
--------------------------------------------------------------------------------------------------------------------
BANK OF AMERICA              25bps on Choice & Extra                        0bps on VA's - Yrs 0-2; 5bps on
                                                                            Choice, Extra,
                                                                            Selections - Yrs 3-5;
                                                                            10bps on Choice, Extra, Selections -
                                                                            Yrs 6+.
--------------------------------------------------------------------------------------------------------------------
CHASE                        15bps on Foundation                            5bps on Choice, Extra,
                                                                            Selections > 2 Yrs old.
--------------------------------------------------------------------------------------------------------------------
FLEET QUICK & REILLY                                                        8bps on Choice, Choice NY,
                                                                            Extra, Selections > 1 Yr old.
--------------------------------------------------------------------------------------------------------------------
RAYMOND JAMES                15bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
SALOMON SMITH BARNEY         50bps Excess Comp on Choice;
                             25bps Excess Comp on Extra
                             & Selections                                   4bps on VA's > 1 Yr old
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                             20bps on Choice, Extra,                        5bps on Choice, Extra,
WACHOVIA SECURITIES LLC      & Selections; 10bps on Freedom                 Selections > 1 Yr old
--------------------------------------------------------------------------------------------------------------------
ESSEX                        25bps on Choice, Extra, Freedom
--------------------------------------------------------------------------------------------------------------------
COMERICA                     5bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
FIRST ALLIED SECURITIES      15bps on Choice, Extra, Selections
--------------------------------------------------------------------------------------------------------------------
FIRST TENNESSEE BANK         25bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
H&R BLOCK                    5bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
                             10bps on Choice, Extra, Freedom,
HSBC                         Selections
--------------------------------------------------------------------------------------------------------------------
LEGG MASON                   25bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
LINSCO PRIVATE LEDGER        40bps on Choice, Extra, Freedom
--------------------------------------------------------------------------------------------------------------------
MCDONALD/KEY                 25bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
PRIMEVEST                    20bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
RBC DAIN RAUSCHER INC        25bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
                                                                            5bps on VA's -
UBS PAINEWEBBER              20bps on Choice, Extra, Freedom                4/1/97 - 9/30/00 Block
--------------------------------------------------------------------------------------------------------------------
USB PIPER JAFFRAY            25bps on Choice, Extra, Selections
--------------------------------------------------------------------------------------------------------------------
UVEST                        25bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
FINTEGRA                     15bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
IFMG                         25bps on Choice, Extra, Selections
--------------------------------------------------------------------------------------------------------------------
STANFORD GROUP               15bps on Choice & Extra
--------------------------------------------------------------------------------------------------------------------
WASHINGTON MUTUAL            25bps on Choice
--------------------------------------------------------------------------------------------------------------------

Ceding Company Marketing Allowance on Add-On Premiums: 78bps